UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2024

UNITED STATES ANTIMONY CORPORATION
(Exact name of registrant as specified in its charter)

Montana	001-08675	81-0305822
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 643, Thompson Falls, MT 59873

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (406) 827-3523

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	UAMY	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities

After a thorough review by management and the Board of Directors over the last six months, on March 11, 2024, United States Antimony Corporation’s (“USAC” or “U.S. Antimony” or the “Company”) Board of Directors approved a plan to discontinue all Latin America operational activities and dispose of its US Antimony de Mexico, S.A. de C.V. (“USAMSA”) subsidiary, effective immediately. This primarily includes the Company’s Madero smelter facility in Parras de la Fuente Coahuila and its Puerto Blanco mining facility in San Luis de la Paz Guanajuato. This decision was made after a detailed, in-depth review into the historical financial performance of these assets and due to USAMSA’s negative cash flow cumulatively since inception, which goes back many years, as well as the lack of any potential to generate positive cash flow in the foreseeable future. The Company also believes that the cash flow of its remaining antimony business located in Thompson Falls, Montana will be significantly improved after the closure and disposal of its USAMSA subsidiary. Therefore, the Company will shut down the operations of USAMSA on March 11, 2024, and terminate a majority of USAMSA employees. The Company intends to possibly sell or lease its USAMSA entity, operations, or assets over the next year and has initiated an active search for buyers or leasing opportunities of its operations and/or existing assets. At this time, the Company is unable to estimate the total amount or range of amounts to be incurred in connection with these actions or the total amount or range of amounts of the charge that will ultimately result in future cash expenditures.

USAC will continue to hold its existing Los Juarez mining claims and concessions in Cadereyta de Montes Queretaro, which are included in its Antimonio De Mexico, S.A. De C.V. (“ADM”) subsidiary. There are presently no active operations at Los Juarez, but the company believes there is significant exploration potential.

Commenting on the closure of operations in Latin America, Mr. Gary C. Evans, Chairman and Co-CEO of U.S. Antimony stated, “Based upon a thorough review of historical financial numbers of our Mexican operations, which was only possible after retention of a new CFO mid-year 2023, it became painfully obvious that these operations have always been unprofitable. One cannot incur costs to mine and process raw material above the cost of selling the actual product. This is simple math and economics 101. Then, when you combine this fact with operating in a foreign country, new stringent Mexican mining laws and regulations, cartels disrupting operations and raising safety concerns, our inability to collect monies due to us from the Mexican government regarding taxes (in excess of one million U.S. Dollars) and locations of our mines and processing facilities being spread out across the country, both the economic and operational challenges were simply too great. However, by no means are we abandoning antimony as a principal product of our Company. Antimony continues to be a “Critical Mineral” on the U.S. Government’s Defense and Energy lists of needs. Our existing operation in Thompson Falls is profitable and continues to operate efficiently. The raw source material for this operation presently comes from Canada. Your board and management team are sourcing new antimony deposits both in Alaska and Canada. Additionally, we are working with various departments of the U.S. Government on possible grants and loans to assist us in this endeavor. As the only operating antimony processing facility in the United States, including Alaska, we have been receiving significant attention of late from Washington D.C. with our recent marketing efforts.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES ANTIMONY CORPORATION

Dated: March 11, 2024	By:	/s/ Richard R. Isaak
Richard R. Isaak
SVP, Chief Financial Officer

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